Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
February 27, 2012	Swank, Inc.
Taunton, MA 02780
(508) 822-2527

SWANK, INC. REPORTS INCREASED NET SALES AND NET INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011

NEW YORK, NEW YORK February 27, 2012 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI) (“Swank”), today reported financial results for the Company's fourth quarter and twelve months ended December 31, 2011.

    Net income for the fourth quarter ended December 31, 2011 was $3,439,000 or $.62 per diluted share compared to net income of $3,563,000 or $.63 per diluted share for the corresponding quarter in 2010.  For the year ended December 31, 2011, net income was $5,938,000 or $1.06 per diluted share compared to $4,174,000 or $.74 per diluted share for fiscal 2010. Net sales for the quarter increased 4.3% to $46,959,000 and, for the year, increased 4.5% to $138,620,000, in both cases as compared to the same periods in 2010.

    Income before taxes for the quarter was $5,600,000 compared to $5,785,000 for 2010’s fourth quarter and for the year, was $9,799,000 compared to $6,086,000 last year.  Income before taxes for 2010 includes a pretax charge recorded during that year’s first quarter of $1,492,000 associated with inventory disposal and other costs incurred by us in connection with the termination of our relationship with Style 365, LLC (“Style 365”), a marketer of women’s belts and accessories.

    Commenting on the results for the quarter and year, Mr. Tulin said, "We are very pleased with our 2011 results for both the quarter and 12-month periods, particularly that we were able to increase net income for the year by 42% while increasing net sales by 4.5% in a still uncertain economic environment.  Net sales of our personal leather goods and department store belt collections increased during 2011 due to strong demand for our products at many retailers. Our attractive merchandise collections and strong portfolio of designer brands continued to drive sales growth of our core products during 2011 through a variety of retail channels.”

    Mr. Tulin continued, “Our strong balance sheet continues to provide us with the flexibility to quickly take advantage of sales opportunities as they develop. We look forward to capitalizing on a number of new opportunities for this Spring as we work closely with our retail partners to bring additional new merchandise concepts to market.”

Results for the Fourth Quarter ended December 31, 2011

    Net income for the fourth quarter ended December 31, 2011 was $3,439,000 or $.62 per diluted share compared to $3,563,000 or $.63 per diluted share for the corresponding quarter in 2010. Income before taxes for the quarter was $5,600,000 compared to $5,785,000 for the same period in 2010.

    Net sales during the quarter increased 4.3% to $46,959,000 compared to $45,032,000 for the corresponding period in 2010. The increase during the quarter was principally due to higher shipments of our personal leather goods merchandise and a reduction in dilutive allowances including reserves for customer returns and in-store markdowns, offset in part by a decrease in shipments for belts and gift accessories. Shipments increased for personal leather goods due to additional orders received for our luxury collections as well as higher volume at certain of our department store customers. The decrease in belt shipments was due to substantial orders received during last year’s fourth quarter from certain wholesale club accounts which did not recur in 2011.  The decrease in dilutive allowances was mainly associated with a change in sales mix and a reduction in estimated customer returns and in-store markdown expenditures during the quarter as compared to the same time last year.

    Gross profit for the quarter increased $1,360,000 or 8.8% and, as a percentage of net sales, increased to 35.7% compared to 34.2%, in both cases as compared to last year. The increase in gross profit during the quarter was due to higher net sales as well as reductions in certain inventory-related expenses, including merchandise markdowns associated with out of line inventory, offset partially by a reduction in our gross margin, mainly for our jewelry and personal leather goods merchandise, and increased product royalty expense.

     Selling and administrative expenses for the quarter ended December 31, 2011 increased $1,549,000 or 16.3% to $11,042,000 compared to $9,493,000 for last year’s fourth quarter.  As a percentage of net sales, selling and administrative expenses were 23.5% and 21.1% for the quarters ended December 31, 2011 and 2010 respectively. The increase in selling and administrative expenses was mainly due to increases in professional fees associated with the previously-announced transaction with Randa as well as higher variable selling costs and compensation and benefits expenses.

    Net interest expense for the quarter was $130,000 compared to $134,000 last year. Average borrowings during the quarter decreased slightly relative to the fourth quarter of 2010.

Results for the Year Ended December 31, 2011

    Net income for the year ended December 31, 2011 was $5,938,000 or $1.06 per diluted share compared to net income of $4,174,000 or $.74 per diluted share last year.  Income before taxes was $9,799,000 compared to $6,086,000 in 2010.  As previously discussed, net income and income before taxes for 2010 reflect a pretax charge of $1,492,000 associated with Style 365.

    Net sales for the year increased 4.5% to $138,620,000 compared to $132,702,000 last year. The increase was due to higher shipments of our men’s personal leather goods merchandise and reductions in dilutive allowances including reserves for customer returns and in-store markdowns, offset in part by lower shipments of our men’s belts and gift accessories.  Personal leather goods shipments increased due to higher orders during 2011 from a number of our department and chain store customers as well as a large order for certain of our luxury merchandise shipped during the fourth quarter. Shipments of our belt merchandise increased to department store customers but declined overall relative to last year due to several orders shipped to certain wholesale club accounts during 2010. The decrease in dilutive allowances was due to reductions in estimated customer returns and in-store markdown expenditures during 2011 as compared to last year.

    Net sales for both 2011 and 2010 include annual adjustments recorded during the second quarter to reflect the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $2,223,000 and $782,000 for the years ended December 31, 2011 and 2010, respectively. The favorable adjustments in both years resulted from actual returns experience during the spring selling seasons being better than anticipated compared to the respective reserves established at the end of the previous fiscal years. The reserve established at December 31, 2010 was substantially larger than in previous years due to  significant shipments during our fall 2010 season to certain wholesale club accounts and an unusually large holiday gift program to a major customer, each of which are customarily subject to season-end stock adjustments. Returns experience overall during the spring 2011 season was much better than expected, contributing to a larger returns adjustment relative to the prior year.

    Gross profit for the twelve months ended December 31, 2011 increased $5,413,000 or 13.2% as compared to 2010.  Gross profit expressed as a percentage of net sales improved to 33.5% during the year compared to 30.9% in 2010.  The increase in gross profit was due to higher net sales and decreases in certain inventory control costs as well as an improvement in gross margin percentage, all offset in part by an increase in product royalty expense. Gross profit in 2010 reflects a charge of $1,492,000 related to Style

365 recording during 2010’s first quarter. Exclusive of that charge, gross profit as a percentage of net sales in 2010 would have been 1.4 percentage points higher.

    As described above, we record an adjustment each year during our second quarter to reconcile actual customer returns received during the spring season with the reserve established at the end of the preceding year. Those adjustments resulted in an increase in gross profit of $1,203,000 and $547,000 for fiscal 2011 and 2010, respectively.

    Selling and administrative expenses for the twelve-month period ended December 31, 2011 increased $1,782,000 or 5.2% compared to last year. Selling and administrative expenses expressed as a percentage of net sales were 26.2% and 26.0%, for 2011 and 2010, respectively.  The increase was primarily attributable to higher merchandising and variable selling costs along with increases in professional fees recorded mainly during the fourth quarter associated with the previously-announced transaction with Randa. Compensation and benefit expenses also increased during the year.

    Net interest expense for the twelve-month period ended December 31, 2011 was $340,000 reflecting a decline of $82,000 or 19.4% compared to the prior year.  The decrease was due to a 28.6% decline in average borrowings resulting from an increase in cash provided by operations primarily during the first and fourth quarters of 2011 relative to the corresponding periods in 2010.

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

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Swank designs and markets men's jewelry and men’s and women’s belts and personal leather accessories.  The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Guess?", “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, "Pierre Cardin", “US Polo Association”, and "Swank".  Swank also distributes men's jewelry and leather items to retailers under private labels.

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SWANK, INC.
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE QUARTERS ENDED DECEMBER 31, 2011 AND 2010
(Dollars in thousands except share and per share data)
---------------------------------

	2011	2010

Net sales	$ 46,959	$ 45,032

Cost of goods sold	30,187	29,620

Gross profit	16,772	15,412

Selling and administrative expenses	11,042	9,493

Income from operations	5,730	5,919

Interest expense	130	134

Income before income taxes	5,600	5,785

Income tax provision	2,161	2,222

Net income	$ 3,439	$ 3,563

Share and per share information:
Basic net income per weighted average common share outstanding	$ .62	$ .63
Basic weighted average common shares outstanding	5,562,988	5,637,936
Diluted net income per weighted average common share outstanding	$ .62	$ .63
Diluted weighted average common shares outstanding	5,562,988	5,637,936

SWANK, INC.
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010
(Dollars in thousands except share and per share data)
---------------------------------

	2011	2010

Net sales	$ 138,620	$ 132,702

Cost of goods sold	92,158	90,161

Costs associated with termination of Style 365 agreement	-	1,492

Cost of goods sold	92,158	91,653

Gross profit	46,462	41,049

Selling and administrative expenses	36,323	34,541

Income from operations	10,139	6,508

Interest expense	340	422

Income before income taxes	9,799	6,086

Income tax provision	3,861	1,912

Net income	$ 5,938	$ 4,174

Share and per share information:
Basic net income per weighted average common share outstanding	$ 1.06	$ .74
Basic weighted average common shares outstanding	5,602,362	5,664,236
Diluted net income per weighted average common share outstanding	$ 1.06	$ .74
Diluted weighted average common shares outstanding	5,602,362	5,664,236

SWANK, INC.
CONDENSED BALANCE SHEETS
(Dollars in thousands except share data)

	(Unaudited) December 31, 2011		December 31, 2010
ASSETS
Current:
Cash and cash equivalents		$ 287		$ 3,235
Accounts receivable, less allowances
of $6,637 and $7,798 respectively		23,275		20,214
Inventories, net:
Work in process	930		773
Finished goods	24,084		21,848
		25,014		22,621
Deferred taxes, current		2,101		2,713
Prepaid and other current assets		1,185		1,150

Total current assets		51,862		49,933

Property, plant and equipment, net of accumulated depreciation		975		1,132
Deferred taxes, noncurrent		2,258		2,118
Other assets		2,547		2,905

Total assets		$ 57,642		$ 56,088

LIABILITIES
Current:
Note payable to bank		$ 669		$ 5,287
Current portion of long-term obligations		1,967		711
Accounts payable		4,253		4,151
Accrued employee compensation		2,564		1,748
Other current liabilities		3,483		3,916

Total current liabilities		12,936		15,813

Long-term obligations		5,330		6,584

Total liabilities		18,266		22,397

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized – 300,000 shares and 1,000,000 shares, respectively		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued – 6,429,095 shares		642		642
Capital in excess of par value		2,859		2,605
Retained earnings		39,368		33,430
Accumulated other comprehensive (loss), net of tax		(908)		(696)
Treasury stock, at cost, 874,843 and 800,350 shares, respectively		(2,585)		(2,290)

Total stockholders' equity		39,376		33,691

Total liabilities and stockholders' equity		$ 57,642		$ 56,088